                 ASSET PURCHASE AND CONTRIBUTION AGREEMENT





                              by and between





                         FIGGIE INTERNATIONAL INC.





                                    and





                           PRIMUS HOLDINGS, L.P.






                       Dated as of February 29, 1996

                             TABLE OF CONTENTS

                                                                       Page

1.  Purchase and Sale of Assets; Assumption of Certain
     Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1.  Included Assets. . . . . . . . . . . . . . . . . . . . . . .   1
    1.2.  Excluded Assets. . . . . . . . . . . . . . . . . . . . . . .   2
    1.3.  Instruments of Conveyance and Transfer . . . . . . . . . . .   2
    1.4.  Assignment of Certain Contracts and Rights . . . . . . . . .   2
    1.5.  Further Assurances . . . . . . . . . . . . . . . . . . . . .   2
    1.6.  Assumed Liabilities. . . . . . . . . . . . . . . . . . . . .   3
    1.7.  Liabilities Not Assumed. . . . . . . . . . . . . . . . . . .   3

2.  Closing; Payment of Purchase Price at Closing. . . . . . . . . . .   3
    2.1.  Closing Date and Time. . . . . . . . . . . . . . . . . . . .   3
    2.2.  Purchase Price and Payment . . . . . . . . . . . . . . . . .   3
    2.3.  Assumption of Scheduled Liabilities. . . . . . . . . . . . .   4
    2.4.  Post-Closing Adjustment. . . . . . . . . . . . . . . . . . .   4

3.  Representations and Warranties . . . . . . . . . . . . . . . . . .   5
    3.1.  Representations and Warranties of the Seller . . . . . . . .   5
      3.1.1.  Due Organization; Good Standing and Power. . . . . . . .   5
      3.1.2.  Authorization and Validity of Agreement. . . . . . . . .   6
      3.1.3.  No Governmental Approvals or Notices Required;
                No Conflict with Instruments to which the
                Seller is a Party. . . . . . . . . . . . . . . . . . .   6
      3.1.4.  Financial Information. . . . . . . . . . . . . . . . . .   6
      3.1.5.  Title to Properties; Absence of Liens and
                Encumbrances; Leases . . . . . . . . . . . . . . . . .   7
      3.1.6.  List of Properties, Contracts, Permits and
                Other Data . . . . . . . . . . . . . . . . . . . . . .   7
      3.1.7.  Legal Proceedings. . . . . . . . . . . . . . . . . . . .   9
      3.1.8.  Insurance. . . . . . . . . . . . . . . . . . . . . . . .   9
      3.1.9.  Labor Controversies. . . . . . . . . . . . . . . . . . .   9
      3.1.10.  Government Licenses, Permits and Related
                Approvals. . . . . . . . . . . . . . . . . . . . . . .   9
      3.1.11.  Conduct of Business in Compliance with
                Regulatory and Contractual Requirements. . . . . . . .   9
      3.1.12.  Employee Benefit Plans. . . . . . . . . . . . . . . . .   9
      3.1.13.  Absence of Certain Changes of Events. . . . . . . . . .  11
      3.1.14.  Certain Fees. . . . . . . . . . . . . . . . . . . . . .  11
      3.1.15.  Hazardous Substances. . . . . . . . . . . . . . . . . .  11
      3.1.16.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . .  12
      3.1.17.  Interests in Competitors. . . . . . . . . . . . . . . .  12
      3.1.18.  Intellectual Property . . . . . . . . . . . . . . . . .  12
    3.2.  Representations and Warranties of the Buyer. . . . . . . . .  12
      3.2.1.  Due Organization; Good Standing and Power. . . . . . . .  12
      3.2.2.  Authorization and Validity of Agreement. . . . . . . . .  13
      3.2.3.  No Governmental Approvals or Notices Required;
                No Conflict with Instruments to which the
                Buyer is a Party . . . . . . . . . . . . . . . . . . .  13
      3.2.4.  Legal Proceedings. . . . . . . . . . . . . . . . . . . .  14
      3.2.5.  Certain Fees . . . . . . . . . . . . . . . . . . . . . .  14
      3.2.6.  No Knowledge . . . . . . . . . . . . . . . . . . . . . .  14
    3.3.  Survival of Representations, etc . . . . . . . . . . . . . .  14

4.  Transactions Prior to Closing. . . . . . . . . . . . . . . . . . .  15
    4.1.  Access to Information Concerning Properties and
            Records; Confidentiality . . . . . . . . . . . . . . . . .  15
    4.2.  Conduct of the Business of the Division Pending
            the Closing Date . . . . . . . . . . . . . . . . . . . . .  15
    4.3.  Further Actions. . . . . . . . . . . . . . . . . . . . . . .  16
    4.4.  Notification . . . . . . . . . . . . . . . . . . . . . . . .  17
    4.5.  No Inconsistent Action . . . . . . . . . . . . . . . . . . .  17
    4.6.  Financing Commitments. . . . . . . . . . . . . . . . . . . .  17

5.  Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . .  17
    5.1.  Conditions Precedent to Obligations of the Buyer . . . . . .  17
      5.1.2.  Opinions of Counsel. . . . . . . . . . . . . . . . . . .  18
      5.1.3.  Consents and Approvals.. . . . . . . . . . . . . . . . .  18
      5.1.4.  Accuracy of Representations and Warranties . . . . . . .  18
      5.1.5.  Performance of Agreements. . . . . . . . . . . . . . . .  18
      5.1.6.  Officer's Certificate. . . . . . . . . . . . . . . . . .  18
      5.1.7.  Actions and Proceedings. . . . . . . . . . . . . . . . .  18
      5.1.8.  Lease and Lease Assignment . . . . . . . . . . . . . . .  19
      5.1.9.  Patents. . . . . . . . . . . . . . . . . . . . . . . . .  19
      5.1.10.  Trademarks. . . . . . . . . . . . . . . . . . . . . . .  19
      5.1.11.  License Agreement . . . . . . . . . . . . . . . . . . .  19
      5.1.12.  Compliance Letters. . . . . . . . . . . . . . . . . . .  19
    5.2.  Conditions Precedent to the Obligations of the
            Seller . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      5.2.2.  Opinion of Counsel.. . . . . . . . . . . . . . . . . . .  20
      5.2.3.  Consents and Approvals.. . . . . . . . . . . . . . . . .  20
      5.2.4.  Accuracy of Representations and Warranties . . . . . . .  20
      5.2.5.  Performance of Agreements. . . . . . . . . . . . . . . .  20
      5.2.6.  Officer's Certificate. . . . . . . . . . . . . . . . . .  20
      5.2.7.  Assumption Agreements. . . . . . . . . . . . . . . . . .  20
      5.2.8.  Actions and Proceedings. . . . . . . . . . . . . . . . .  20
      5.2.9.  License Agreement. . . . . . . . . . . . . . . . . . . .  21

6.  Employee Relations and Benefits. . . . . . . . . . . . . . . . . .  21

7.  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    7.1.  General. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    7.2.  No Liabilities in Event of Termination . . . . . . . . . . .  22

8.  Transactions Subsequent to Closing . . . . . . . . . . . . . . . .  22
    8.1.  Access to Books and Records. . . . . . . . . . . . . . . . .  22
    8.2.  Settlement of Litigations. . . . . . . . . . . . . . . . . .  23
    8.3.  Further Agreements . . . . . . . . . . . . . . . . . . . . .  23
    8.4.  Confidentiality. . . . . . . . . . . . . . . . . . . . . . .  24

9.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    9.1.  Public Announcements . . . . . . . . . . . . . . . . . . . .  24
    9.2.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    9.3.  Transfer Taxes and Recording Expenses;
            Title Policy and Survey Costs. . . . . . . . . . . . . . .  24
    9.4.  Indemnification. . . . . . . . . . . . . . . . . . . . . . .  25
    9.5.  Limitation on Competition. . . . . . . . . . . . . . . . . .  28
    9.8.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    9.9.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  30
    9.10.  Binding Effect; Benefit . . . . . . . . . . . . . . . . . .  30

    9.11.  Bulk Sales Law. . . . . . . . . . . . . . . . . . . . . . .  30
    9.12.  Assignability . . . . . . . . . . . . . . . . . . . . . . .  30
    9.13.  Amendment; Waiver . . . . . . . . . . . . . . . . . . . . .  30
    9.14.  Section Headings; Table of Contents . . . . . . . . . . . .  30
    9.15.  Severability. . . . . . . . . . . . . . . . . . . . . . . .  30
    9.16.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  31
    9.17.  Applicable Law. . . . . . . . . . . . . . . . . . . . . . .  31

               LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT

SCHEDULES

Schedule 1.1        -    Included Assets

Schedule 1.2        -    Excluded Assets

Schedule 1.6        -    Assumed Liabilities

Schedule 3.1.3      -    Filings, Consents and Approvals

Schedule 3.1.4      -    Scheduled Liabilities

Schedule 3.1.5      -    Liens, Encumbrances and Restrictions

Schedule 3.1.6(a)   -    Intellectual Property and Non-
                         Governmental Licenses

Schedule 3.1.6(b)   -    Personal Property

Schedule 3.1.6(c)   -    Contracts and Agreements

Schedule 3.1.6(d)   -    Licenses and Permits

Schedule 3.1.6(e)   -    Marketing Promotions

Schedule 3.1.6(f)   -    Employee Agreements and Plans

Schedule 3.1.6(g)   -    Breaches and Defaults

Schedule 3.1.7      -    Legal Proceedings

Schedule 3.1.9      -    Labor Controversies

Schedule 3.1.11     -    Compliance with Regulatory and
                         Contractual Requirements

Schedule 3.1.12(a)  -    Business Employee Plans

Schedule 3.1.13     -    Material Adverse Changes

Schedule 3.1.15     -    Compliance with Environmental Laws

Schedule 3.1.16     -    Tax Extensions

Schedule 5.1.3      -    Seller's Required Consents

EXHIBITS

EXHIBIT A      -    Form of Assumption Agreement

EXHIBIT B      -    Form of Partnership Agreement

EXHIBIT C      -    Form of Scheduled Liabilities Assumption
                    Agreement

EXHIBIT D      -    Form of Opinion of General Counsel of the
                    Seller

EXHIBIT E      -    Form of Opinion of LeBoeuf, Lamb, Greene &
                    MacRae, L.L.P.

EXHIBIT F      -    Form of Amended and Restated Lease

EXHIBIT G      -    Form of Assignment and Assumption of Amended
                    and Restated Lease

EXHIBIT H      -    Form of Assignment of Patents

EXHIBIT I      -    Form of Buyer Assignment of Trademarks

EXHIBIT J      -    Form of Figgie Licensing Corporation
                    Assignment of Trademarks

EXHIBIT K      -    Form of License Agreement

EXHIBIT L      -    Form of Opinion of Hughes & Luce, L.L.P.

EXHIBIT M      -    Form of Opinion of Weinstein, Boldt, Racine
                    & Halfhide

                 ASSET PURCHASE AND CONTRIBUTION AGREEMENT


          This Agreement (the "Agreement"), dated as of
February 29, 1996, is being made and entered into by and between Figgie International Inc., a Delaware corporation (the "Seller"), and Primus Holdings, L.P., a Delaware limited partnership (the
"Buyer").


                           W I T N E S S E T H:

          WHEREAS, Interstate Engineering (the "Division") is a division of the Seller which designs, manufactures and distributes vacuum cleaners, distributes household steam cleaning systems, and manufactures heat detectors and certain die cast aluminum products (such businesses being hereinafter collectively referred to as the "Business"), and installs residential fire sprinkler systems (the "Installation Business"); and

          WHEREAS, subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, the Buyer desires to purchase from the Seller and the Seller desires to sell or cause to be sold or contributed to the Buyer the assets of the Business.

          NOW, THEREFORE, in consideration of the premises and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


1.   Purchase and Sale of Assets; Assumption of Certain
     Liabilities

          1.1.  Included Assets.  On the basis of the
representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, on the Closing Date, subject to Section 1.2, the Seller shall grant, sell, convey, assign, transfer, deliver and contribute to the Buyer, or shall cause its affiliates to grant, sell, convey, assign, transfer, deliver and contribute to the Buyer, and the Buyer shall purchase and acquire from the Seller or its affiliates, the assets, rights, leases, fixtures, accessions, claims and contracts of the Business at the Closing Date, including all of the following assets, rights, leases, fixtures, accessions, claims and contracts: (a) those underlying the Closing Balance Sheet with such changes to such assets as may occur from January 31, 1996 to the Closing Date in the ordinary course of the Business; (b) those located at the Division's facilities in Anaheim, California (the "Plant") on the Closing Date; and (c) those otherwise substantially related to the Business on the Closing Date, including, without limitation, the assets, or categories thereof, set forth on Schedule 1.1 hereto (all such assets, rights, leases, fixtures, accessions, claims and contracts being hereinafter collectively referred to as the "Assets").

          1.2. Excluded Assets. Notwithstanding anything to the contrary provided in Section 1.1 hereof, none of the assets set forth on Schedule 1.2 hereto shall be included in the Assets to be purchased and sold hereunder.

          1.3. Instruments of Conveyance and Transfer. On the Closing Date, the Seller shall (a) deliver or cause to be delivered to the Buyer such bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of conveyance and assignment as shall be reasonably required by the Buyer and its counsel and as shall be effective to vest in the Buyer good and marketable title in and to the Assets subject only to Permitted Encumbrances and (b) transfer to the Buyer copies of all the contracts, agreements, commitments, books, records, files and other data relating to the Assets.

          1.4. Assignment of Certain Contracts and Rights. Subject to Section 5.1.3, the Seller shall use its commercially reasonable efforts prior to and, if necessary, after the Closing Date to obtain such consents or approvals as may be required for the assignment or transfer of the contracts, agreements, leases, commitments and rights to be transferred to the Buyer hereunder; provided, however, that the Seller shall not be required to institute any litigation, or to pay or agree to pay any amount, in order to obtain any such consent or approval. If any consent or approval is not obtained, the Seller and the Buyer agree to cooperate in any reasonable arrangements (which may include, in the case of leased property, a sublease thereof) designed to provide for the Buyer all of the benefits (and to assure that the Seller will be effectively relieved from related liabilities) under such contract, agreement, lease, commitment or right; provided, however, that any determination to waive the condition set forth in Section 5.1.3 with respect to any of the consents and approvals set forth on Schedule 5.1.3 shall be made by the Buyer. Nothing in this Agreement shall be construed as an attempt or agreement to assign (a) any contract which is non-assignable without the consent of the other party or parties thereto unless such consent shall have been given or (b) any contract or claim as to which all the remedies for the enforcement thereof would not pass to the Buyer as an incident of the assignments provided for by this Agreement.

          1.5. Further Assurances. From time to time after the Closing Date, the Seller will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as the Buyer may reasonably request in order to more effectively transfer, convey, assign, and deliver to the Buyer any of the Assets, or to enable the Buyer to exercise and enjoy all rights and benefits of the Seller and its affiliates with respect to the Assets and the Business.

          1.6. Assumed Liabilities. As additional consideration for the purchase of the Assets, the Buyer shall execute and deliver to the Seller an assumption agreement, in the form attached hereto as Exhibit A (the "Assumption Agreement"), whereby the Buyer, on and as of the Closing Date, assumes, and agrees to pay, perform and discharge when due, the liabilities and obligations of the Seller and its affiliates as of the Closing Date set forth on Schedule 1.6 relating to the Division or the Assets. The liabilities and obligations assumed by the Buyer pursuant to the Assumption Agreement are sometimes hereinafter referred to as the "Assumed Liabilities." The dollar amounts for each of the Assumed Liabilities reflected on
Schedule 1.6 are the amounts for such liabilities set forth on the Closing Balance Sheet.

          1.7. Liabilities Not Assumed. Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities and the Scheduled Liabilities, the Buyer shall not assume any, and the Seller shall retain and be responsible for all, of the liabilities and obligations of the Seller and its affiliates relating to the Business, including, without limitation, any liability or obligation payable to the Seller or any of its affiliates.

2.   Closing; Payment of Purchase Price at Closing

          2.1. Closing Date and Time. The closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Katten Muchin & Zavis, 525 West Monroe Street, Chicago, IL 60661-3693, at 10 a.m. local time, on February 29, 1996, or at such other time and place as shall be agreed upon by the Seller and the Buyer. The actual date of the Closing is herein called the "Closing Date."

          2.2. Purchase Price and Payment. Subject to Section 2.4, in consideration for the sale and contribution of the Assets, and subject to the terms and conditions of this Agreement, the Buyer shall on the Closing Date (a) assume the Assumed Liabilities as provided in Section 1.6 hereof and
(b) deliver to the Seller at the Closing (i) $19,000,000 less $265,000 for certain employee related obligations of the Seller (the "Cash Consideration") by wire transfer of immediately available funds to such bank account or accounts as may be designated by the Seller and (ii) $6,000,000 in the form of an equity partnership interest in the Buyer (the "Partnership Consideration"), which interest shall be on the terms and conditions contained in the partnership agreement (the "Partnership Agreement"), substantially in the form attached as Exhibit B hereto. The Partnership Consideration shall be issued to the Seller in exchange for the contribution of those Assets described on Exhibit D to the Partnership Agreement. The "Purchase Price" shall mean $25,000,000. Within a reasonable period of time following Closing, the Buyer shall prepare and deliver to the Seller a schedule (the "Allocation Schedule"), which Schedule shall be subject to the reasonable approval of the Seller, setting forth the manner in which the Purchase Price will be allocated among the Assets. The Buyer and the Seller agree to act in accordance with the Allocation Schedule in all tax returns, reports and filings.

          2.3. Assumption of Scheduled Liabilities. The Seller hereby agrees to pay to the Buyer at Closing, in exchange for the Buyer's agreement to assume all liabilities, obligations and debts of the Division set forth on Schedule 3.1.4 (the "Scheduled Liabilities") as of the Closing Date, $800,000 (the "Scheduled Liabilities Amount") by wire transfer of immediately available funds to such bank account or accounts as may be designated by the Buyer. In consideration of the payment by the Seller of the Scheduled Liabilities Amount, the Buyer shall execute and deliver to the Seller an assumption agreement, in the form attached hereto as Exhibit C (the "Scheduled Liabilities Assumption Agreement"), whereby the Buyer agrees to assume and to pay, perform and discharge the Scheduled Liabilities. The Buyer agrees that, upon receipt of the Scheduled Liabilities Amount, the Seller will have satisfied in full all obligations that the Seller or any of its affiliates has, or may have, with respect to the Scheduled Liabilities.

          2.4. Post-Closing Adjustment. The Purchase Price shall be subject to adjustment following the Closing as hereinafter provided. Within fifteen (15) business days after the Closing Date, the Seller shall prepare and deliver to the Buyer a proposed balance sheet of the Business as of the close of business on the Closing Date (the "Final Balance Sheet") along with a certification of the chief financial officer of the Seller that such balance sheet was prepared in accordance with the books and records of the Division and in conformity with the accounting practices and procedures used to prepare the Closing Balance Sheet. Subject to Section 8.1, the Buyer agrees that the Seller shall have access to the books and records relating to the Business for the purpose of preparing the Final Balance Sheet.

          The Buyer shall review the Final Balance Sheet and, in the event that the Buyer disagrees with the Seller's treatment of any item or items on such balance sheet, shall provide to the Seller, within fifteen (15) business days after receipt of such balance sheet (the "Review Period"), a written notice (the "Objection Notice") setting forth the disputed item or items and in reasonable detail the nature of and reasons for the Buyer's objections with respect to the treatment of such item or items; it being understood that any item or items on the Final Balance Sheet not addressed in the Objection Notice shall be deemed accepted by the Buyer. The Final Balance Sheet shall be deemed accepted by the Buyer unless the Buyer delivers the Objection Notice within the Review Period. In the event that the Buyer and the Seller are unable to agree on the manner in which any item or items should be treated in preparation of the Final Balance Sheet, such item or items shall be promptly referred by the Buyer and the Seller to Coopers & Lybrand L.L.P. ("C&L") for resolution within fifteen (15) business days. The manner in which C&L shall in writing determine that such item or items should be treated in the preparation of the Final Balance Sheet shall be binding and conclusive on the parties and shall be so reflected in the Final Balance Sheet. The Buyer and the Seller shall share equally the costs of retaining C&L.

          If the amount of Net Assets of the Division set forth on the Final Balance Sheet (the "Final Net Assets Amount") exceeds $3,495,000 (i.e., the amount of Net Assets of the Division set forth on the Closing Balance Sheet) (the "Closing Net Assets Amount") by more than ten percent, then the Buyer shall pay to the Seller an amount equal to (a) the excess of
(i) the Final Net Assets Amount over (ii) the Closing Net Assets Amount plus (b) interest on such excess from the Closing Date to but excluding the date of payment at an interest rate equal to eight percent (8%). If the Closing Net Assets Amount exceeds the Final Net Assets Amount by more than ten percent, then the Seller shall pay to the Buyer an amount equal to (x) the excess of
(i) the Closing Net Assets Amount over (ii) the Final Net Assets Amount plus (y) interest on such excess from the Closing Date to but excluding the date of payment at an interest rate equal to eight percent (8%). Any payment required to be made pursuant to this Section 2.4 shall be made no later than five (5) business days after determination of the amount due, by wire transfer of immediately available funds to such account or accounts as designated by the party receiving the payment.

3.   Representations and Warranties

          3.1.  Representations and Warranties of the Seller.
The Seller hereby represents and warrants to the Buyer as follows:

          3.1.1. Due Organization; Good Standing and Power. The Seller and each of its affiliates that owns any of the Assets is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate the Assets to be sold hereunder and to conduct the business of the Division as now conducted by it. The Seller has all requisite power and authority to enter into this Agreement and any other agreement contemplated hereby and to perform its obligations hereunder and thereunder, and each affiliate of the Seller that owns any of the Assets has all requisite power and authority to convey good and marketable title to the Buyer with respect to the Assets owned by it. The Seller and each of its affiliates that owns any of the Assets is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which the conduct of the Business by it requires such authorization, qualification or licensing.

          3.1.2. Authorization and Validity of Agreement. The execution, delivery and performance by the Seller of this Agreement and any other agreements contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized. The execution, delivery and performance by any affiliate of the Seller of any agreement contemplated hereby and the consummation by such affiliate of the transactions contemplated by such agreement have been duly authorized. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by the Seller or any of its affiliates of this Agreement and any other agreements contemplated hereby and the consummation by the Seller and its affiliates of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          3.1.3. No Governmental Approvals or Notices Required; No Conflict with Instruments to which the Seller is a Party. Except as described in Schedule 3.1.3 hereto, the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by the Seller or any of its affiliates and the consummation by the Seller and any of its affiliates of the transactions contemplated hereby and thereby
(a) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any material law, rule or regulation, court order, judgment or decree applicable to the Seller or any such affiliate, and (b) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Seller or any such affiliate under, or result in the creation of a lien, charge or encumbrance upon a portion of the properties, assets or business of the Division pursuant to, the charter or by-laws of the Seller or any such affiliate, or any material indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Seller or any such affiliate is a party or by which the Seller or any such affiliate or any of the Assets held by the Seller or any such affiliate is bound.

          3.1.4. Financial Information. The Seller has delivered to the Buyer true and complete copies of (a) the Division's unaudited balance sheets at December 31, 1995, 1994 and 1993 and the related unaudited statements of income for the fiscal years then ended (the "Financial Statements") and (b) the Division's unaudited balance sheet at January 31, 1996 (the "Closing Balance Sheet") and related unaudited statements of income for the period then ended (together with the Closing Balance Sheet, the "Interim Financial Statements"). The Financial Statements and the Interim Financial Statements have been prepared in accordance with accounting principles consistently applied throughout the periods and, except to the extent that such financial statements do not include those obligations and liabilities set forth on Schedule 3.1.4, fairly and accurately present the financial position, assets and liabilities of the Division at the dates indicated and the results of operations for the periods indicated. Except as set forth on Schedule 3.1.4, the Division has no liabilities, obligations or debts required to be reflected in the Financial Statements and the Interim Financial Statements.

          3.1.5. Title to Properties; Absence of Liens and Encumbrances; Leases. As of the Closing Date, the Seller or its affiliates will have good and marketable title to all personal property, leasehold interests, fixtures and accessions relating to the Business included as Assets, tangible and intangible, free and clear of all claims, liens, security interests, charges, leases, encumbrances, licenses or sublicenses and other restrictions of any kind and nature, other than (a) as specifically set forth in Schedule 3.1.5, (b) liens for current taxes not yet due and payable, (c) statutory liens of warehousemen, mechanics and materialmen and other like inchoate statutory liens which arose in the ordinary course of business,
(d) purchase money liens arising out of the purchase of products or services in the ordinary course of business and consistent with past practices, which purchase money liens, if any, are included in Assumed Liabilities, and (e) liens securing Assumed Liabilities (the exceptions described in the foregoing clauses
(a), (b), (c), (d), and (e) being referred to as "Permitted
Encumbrances").

          3.1.6.  List of Properties, Contracts, Permits and
Other Data. The following Schedules set forth certain information with respect to the Assets and the Seller on the date hereof:

               (a) Schedule 3.1.6(a) hereto contains a complete and correct list of (i) all material trademarks, trademark registrations and trademark applications, trade names, copyrights, copyright registrations and copyright applications and patents owned or used by the Seller or its affiliates in the manufacture and sale of the Division's products and (ii) all non-governmental licenses or sublicenses utilized in the manufacture and sale of the Division's products granted by or to the Seller or its affiliates;

               (b) Schedule 3.1.6(b) hereto contains a complete and correct list of all material personal property utilized in the manufacture and sale of the Division's products owned of record or beneficially by the Seller or its affiliates and all leases of real or personal property utilized in the manufacture and sale of the Division's products under which the Seller or an affiliate of the Seller is a lessee;

               (c) Schedule 3.1.6(c) hereto contains a complete and correct list of all material contracts, maintenance and service agreements, purchase commitments for materials and services, advertising and promotional agreements, leases under which the Seller or an affiliate of the Seller is a lessor and other agreements pertaining to the manufacture and sale of the Division's products to which the Seller or an affiliate of the Seller is a party, the benefits of which are enjoyed in the manufacture and sale of the Division's products or to which any of the Assets is subject;

               (d) Schedule 3.1.6(d) hereto contains a complete and correct list of all material licenses and permits issued by governmental authorities relating to the use, maintenance or occupation of the Plant or the manufacture and sale of the Division's products (other than sales and use tax permits);

               (e) Schedule 3.1.6(e) hereto contains a complete and correct list of all material marketing related obligations, contracts and commitments related to the sale of the Division's products; and

               (f) Schedule 3.1.6(f) hereto contains a complete and correct list of all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, severance pay arrangements, employee profit-sharing plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits for Active Employees. "Active Employees" shall mean any of the employees of the Business (the "Employees") actively employed by the Seller in the Business on the Closing Date and who are United States ("U.S.") salaried or non-union hourly employees.

True and complete copies of all documents relating to the Business (including all amendments thereto) referred to in Schedules 3.1.6(a), 3.1.6(b), 3.1.6(c), 3.1.6(d), 3.1.6(e) and
3.1.6(f) either have been delivered to the Buyer or made available to the Buyer. Except as specified in Schedule 3.1.6(g) hereto, all rights, licenses, leases, registrations, applications, contracts, commitments and other arrangements relating to the Business referred to in such Schedules are in full force and effect and are valid and enforceable in accordance with their respective terms. Except as specified in
Schedule 3.1.6(g) hereto, the Seller and its affiliates are not in breach or default in the performance of any obligation thereunder and, to the best of the Seller's knowledge, no event has occurred or has failed to occur whereby any of the other parties thereto are in breach or default thereof, have been or will be released therefrom or will be entitled to refuse to perform thereunder.

          3.1.7.  Legal Proceedings.  Except as described in
Schedule 3.1.7 hereto, there is no litigation, proceeding or governmental investigation relating to the Division to which the Seller or any of its affiliates is a party pending or in effect or, to the best of the Seller's knowledge, threatened against it or any of its affiliates relating to the Assets or the Business or the transactions contemplated by this Agreement.

          3.1.8. Insurance. The insurable properties relating to the Business and the conduct of the business of the Division by the Seller are, and will be until the Closing Date, in the reasonable judgment of the Seller, adequately insured by financially sound and reputable insurers, except to the extent the Seller self-insures on the date hereof, against all risks usually insured against by persons owning or operating similar properties or businesses.

          3.1.9.  Labor Controversies.  Except as described on
Schedule 3.1.9 hereto, there are no labor controversies pending, or, to the best of the Seller's knowledge, threatened against the Seller or involving the Division.

          3.1.10. Government Licenses, Permits and Related Approvals. The Seller or its affiliates has all material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities required for the conduct of the Business as presently conducted by the Seller, all of which are binding and in full force and effect.

          3.1.11. Conduct of Business in Compliance with Regulatory and Contractual Requirements. Except as described on
Schedule 3.1.11 hereto, the Seller has conducted the Business so as to comply in all material respects with all applicable laws, ordinances, regulations, rights of concession, licenses, know-how or other proprietary rights of others.

          3.1.12. Employee Benefit Plans. (a) The term "Employee Plan" means any "employee benefit plan" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any plan or policy providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs), and any other bonus, incentive, compensation, profit-sharing, stock, severance, retirement, health, life, disability, group insurance, employment, fringe benefit, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow, or other agreement related thereto. The term "Business Employee Plan" means an Employee Plan which (i) is maintained or contributed to by the Business or the Seller for the benefit of the Business, or
(ii) provides benefits, or describes policies or procedures applicable, to any officer, employee, former officer or former employee of the Business, or the dependents thereof, regardless of whether funded. Set forth in Schedule 3.1.12(a) is each Business Employee Plan. Seller has made available to Buyer, with respect to any Business Employee Plan, true, accurate and complete copies of the documents, records or other materials related thereto reasonably requested by Buyer.

          (b) With respect to each Employee Plan maintained or contributed to, currently or in the past, by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has any liability (the "Seller Controlled Group Plans"), none of the Seller Controlled Group Plans is a "multiple employer plan" or "multiemployer plan" (as either such term is defined in ERISA), nor has Seller or any ERISA Affiliate ever contributed or been required to contribute to any such plan. "ERISA Affiliate" means Seller and each corporation, partnership, or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with Seller pursuant to Section 414 of the Code or Section 4001 of ERISA.

          (c) Each Business Employee Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable laws, and could be terminated as of the Closing Date with no liability to Buyer, Seller or any ERISA Affiliate.

          (d) Notwithstanding any provision in this Agreement to the contrary, Buyer has not agreed to, and shall not, assume, adopt or succeed to, or have any liability or responsibility with respect to, any Business Employee Plan or any Seller Controlled Group Plan or any obligations under any such plans, and Seller shall indemnify Buyer to the extent Buyer incurs any liability with respect to any such plans.

          (e) The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due to any Active Employee. No written or oral representations have been made to any Active Employee promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life, or disability coverage for any time period beyond the end of the current plan year (except to the extent of coverage required by Section 4980B of the Code).

          3.1.13. Absence of Certain Changes of Events. Except as set forth on Schedule 3.1.13, since January 31, 1996, there has not been (a) any material adverse change in the Business, the Assets or in the financial condition or results of operations of the Business; (b) any material damage, destruction or loss relating to the Business or the Assets, whether or not insured;
(c) any liability created or incurred which Buyer will assume under this Agreement or the Assumption Agreement other than liabilities created or incurred in the ordinary course of business and in amounts not unusual in respect of the Business as customarily conducted; (d) other than in the ordinary course of business, any general increase in, or commitment or plan adopted to increase, the wages, salaries, compensation, pension or other benefits or payments to the Active Employees; (e) any dividends, reimbursements or other payments of any nature by the Division, whether in cash or in property, to or for the benefit of the Seller or any of its affiliates other than those made by the Division in the ordinary course of the Business; (f) any salaried Active Employee hired by the Division; or (g) any rights of material value waived with respect to the Assets or the Business.


          3.1.14. Certain Fees. Except for any fees and expenses payable to Smith Barney Inc. which will be paid by the Seller, neither the Seller nor any of its affiliates nor any of their respective officers, directors or employees, on behalf of the Seller or such affiliates, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          3.1.15.  Hazardous Substances.  Except as set forth on
Schedule 3.1.15 hereto, to the best of the Seller's knowledge, the Seller and its affiliates have complied with respect to the Assets and the Plant in all respects with all Environmental Laws (as hereinafter defined) in connection with the generation, handling, manufacturing, processing, treatment, storage, use, transfer, release or disposal of hazardous substances, hazardous wastes, hazardous waste constituents and reaction by-products, hazardous materials, pesticides, oil and other petroleum products, and toxic substances, including asbestos and polychlorinated biphenyls, as those terms are defined pursuant to Environmental Laws (collectively "Hazardous Substances"). To the best of the Seller's knowledge, the Assets do not contain any Hazardous Substances in violation of any Environmental Laws. For purposes of this Section 3.1.15, "Environmental Laws" shall be all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidance, orders and consent decrees relating to environmental matters in effect as of the date hereof, including without limitation the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), as amended, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), as amended, the

Federal Clean Water Act (33 U.S.C. 1251 et seq.), as amended, the
Clean Air Act (42 U.S.C. 7401 et seq.), as amended and state and federal environmental cleanup programs.

          3.1.16. Taxes. The Seller has filed all federal, state, local and foreign tax returns and reports relating to the Business which are required to be filed by the Seller which returns and reports were complete and correct and accurately reflected the matters required to be stated therein and the amounts of taxes due or obtained extensions therefor, which extensions are set forth on Schedule 3.1.16. The Seller has paid, or will timely pay, all federal, state, local and foreign taxes accrued or due and payable with respect to the Business relating to the period prior to the Closing Date, including taxes required to be paid prior to the Closing Date, except for any taxes which Seller is, in good faith, contesting and for which adequate reserves have been established on its books. Any and all of such contested taxes which shall ultimately be deemed to be due and payable shall be the responsibility of the Seller. There are no pending federal tax examinations or audits relating to the Division. There are no tax sharing or other agreements with respect to taxes relating to the Division.

          3.1.17. Interests in Competitors. Neither the Seller nor any of its affiliates owns, directly or indirectly, any interest in any person or entity that is a competitor, customer, or supplier of the Division, that otherwise has business dealings with the Division or that is engaged in the same business as the Division.

          3.1.18. Intellectual Property. The intellectual property (the "Intellectual Property") listed in
Schedule 3.1.6(a) constitutes all of the material Intellectual Property owned by, licensed to, claimed by or otherwise utilized by Seller or its affiliates in connection with the operation of the Division or constituting any part of the Assets. Except as set forth on Schedule 3.1.6.(a), all registrations or applications with respect thereto are held in Seller's name, and Seller owns or has the right to use the Intellectual Property with respect to the products and services and in the geographic areas where the Intellectual Property is currently being used. There are no claims or demands of, or infringements alleged by, any person or entity relating to the ownership or use of any of the Intellectual Property.

          3.2.  Representations and Warranties of the Buyer.  The
Buyer hereby represents and warrants to the Seller as follows:

          3.2.1. Due Organization; Good Standing and Power. The Buyer is a limited partnership validly existing and in good standing under the laws of its jurisdiction of organization. Primus Holdings Corp. ("Primus") is the Buyer's only general partner and is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation.
The Buyer and Primus, in its capacity as general partner of the Buyer, have all requisite partnership or corporate, as the case may be, power and authority to enter into this Agreement, the Partnership Agreement and any other agreement contemplated hereby or thereby and to perform their respective obligations hereunder and thereunder. Each of the Buyer and Primus is duly authorized, qualified or licensed to do business, and is in good standing, in each of the jurisdictions (including California) in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing.

          3.2.2. Authorization and Validity of Agreement. The execution, delivery and performance by the Buyer and Primus, in its capacity as general partner of the Buyer, of this Agreement, the Partnership Agreement and any other agreements contemplated hereby or thereby and the consummation by the Buyer and Primus, in its capacity as general partner of the Buyer, of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary action of the Buyer and Primus. No other partnership, corporate or stockholder action, as the case may be, is necessary for the authorization, execution, delivery and performance by the Buyer and Primus, in its capacity as general partner of the Buyer, of this Agreement, the Partnership Agreement and any other agreement contemplated hereby or thereby and the consummation by the Buyer and Primus, in its capacity as general partner of the Buyer, of the transactions contemplated hereby or thereby. This Agreement and the Partnership Agreement have been duly executed and delivered by the Buyer and Primus, in its capacity as general partner of the Buyer, and constitute valid and legally binding obligations of the Buyer and Primus, in its capacity as general partner of the Buyer, enforceable against the Buyer and Primus, in its capacity as general partner of the Buyer, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          3.2.3. No Governmental Approvals or Notices Required; No Conflict with Instruments to which the Buyer is a Party. The execution, delivery and performance of this Agreement, the Partnership Agreement and any other agreements contemplated hereby or thereby by the Buyer and Primus, in its capacity as general partner of the Buyer, and the consummation by them of the transactions contemplated hereby and thereby (a) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any material law, rule or regulation, court order, judgment or decree applicable to the Buyer or Primus, and

(b) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Buyer or Primus, as the case may be, under, any organizational documents of the Buyer (including the Partnership Agreement), the charter or by-laws of Primus or any material indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Buyer or Primus is a party or by which the Buyer or Primus or any of their assets or properties is bound.

          3.2.4. Legal Proceedings. There is no litigation, proceeding, or governmental investigation to which the Buyer, Primus or any of their affiliates is a party pending or in effect or, to the best of the Buyer's or Primus's knowledge, threatened against the Buyer, Primus or any of their affiliates relating to the transactions contemplated by this Agreement.

          3.2.5. Certain Fees. Except for any fees and expenses payable to Robert Finch & Associates which will be paid by the Buyer, neither the Buyer nor Primus nor any of their respective officers, directors or employees, on behalf of the Buyer or Primus, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

          3.2.6. No Knowledge. As of the Closing Date, the Buyer has no knowledge of any fact not disclosed herein or on the Schedules hereto which, without disclosure, would result in the Seller being in breach of any of its representations, warranties or covenants contained herein.

          3.3.  Survival of Representations, etc.  The
representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until June 31, 1997, regardless of any investigation made by or on behalf of any party, but subject to all limitations and other provisions contained in this Agreement; provided, however, that the representations and warranties contained in Section 3.1.6 of this Agreement shall survive until February 28, 1998, the representations and warranties contained in Sections 3.1.3, 3.1.10, 3.1.11, 3.1.12 and 3.2.3 of this Agreement shall survive until February 28, 1999, the representations and warranties contained in Section 3.1.5 of this Agreement shall survive until February 28, 2001, and the representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.7, 3.1.15, 3.1.16, 3.2.1,
3.2.2 and 3.2.4 of this Agreement shall survive until the expiration of the applicable statutes of limitation.

4.   Transactions Prior to Closing

          4.1. Access to Information Concerning Properties and Records; Confidentiality. The Seller agrees that, during the period commencing on the date hereof and ending on the Closing Date (the "Interim Period"), (a) it will give or cause to be given to the Buyer and its representatives such access, during normal business hours, to the Plant, properties, books and records of the Seller relating to the Assets or the Business as the Buyer shall from time to time reasonably request and (b) it will furnish or cause to be furnished to the Buyer such financial and operating data and other information with respect to the Business and properties of the Division as the Buyer shall from time to time reasonably request. The Buyer agrees that it treat all information so obtained from the Seller as "Confidential Information" under the Confidentiality Agreement, dated
August 18, 1995, by and between Engles Urso Capital Corporation ("EUCC"), and the Seller and will continue to honor any obligations the Buyer has thereunder as an affiliate of EUCC; provided, however, that the Buyer and the Seller hereby agree that the Confidentiality Agreement and any obligations of the Buyer pursuant thereto shall terminate on the Closing Date.

          4.2. Conduct of the Business of the Division Pending the Closing Date. The Seller agrees that, except as required or contemplated by this Agreement or otherwise consented to or approved in writing by the Buyer, during the Interim Period, it will:

          (a) operate the Business only in the usual, regular and ordinary manner, on a basis consistent with past practice and, to the extent consistent with such operation, use its commercially reasonable efforts to preserve the Division's present business organization intact, keep available the services of the present employees engaged in the manufacture of the Division's products and preserve its present relationships with persons having business dealings with the Division;

          (b) make, with respect to the Business, capital expenditures on a basis consistent with past practice; provided, however, that during the Interim Period the Seller shall not be obligated to make with respect to the Business any capital expenditure in excess of $10,000, but if the Seller elects to make such expenditure, the Seller may only do so with the prior written consent of the Buyer;

          (c) maintain its books, accounts and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all material respects with all laws and contractual obligations applicable to the Division or to the conduct of the Business and perform all of its material obligations relating to the Business;

          (d)  maintain all of the licenses and permits listed on
Schedule 3.1.6(d) hereof in full force and effect;

          (e) not, other than in the ordinary course of business, (i) dispose of any of the Assets, (ii) modify or change in any material respect or enter into any material contract relating to the Business, (iii) incur any liabilities related to the Assets or the Business, (iv) modify or change any collection practice of the Division in any material respect or (v) permit any of its affiliates to do, or agree, whether in writing or otherwise, to do, any of the foregoing;

          (f) maintain all insurance agreements relating to the Business on substantially the same terms and conditions as are in effect on the date hereof;

          (g) pay its accounts payable relating to the Business in the usual, regular and ordinary manner on a basis consistent with past practice; and

          (h) not (i) permit or allow any of the Assets to become subject to any liens except liens described on
Schedule 3.1.5 hereto or Permitted Encumbrances, (ii) waive any claims or rights relating to the Business, except in the ordinary course of business and consistent with past practice and except for waivers of intercompany obligations or claims or rights which will not be assigned to the Buyer hereunder, (iii) grant any increase in the compensation of any hourly Active Employee (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), except for reasonable increases in the ordinary course of business and consistent with past practice or as a result of contractual arrangements existing or the subject of existing negotiations on the date hereof, and reasonable payments in normal sales compensation plans, including bonuses, (iv) without the prior written consent of the Buyer, hire any additional salaried employee or grant any increase in the compensation of any salaried Active Employee, or (v) permit any of its affiliates to do, or agree, whether in writing or otherwise, to do, any of the foregoing.

          4.3. Further Actions. Subject to the terms and conditions hereof, the Seller and the Buyer agree to use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts (without payment of money or commencement of litigation): (a) to obtain prior to the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Seller or its affiliates as are necessary for the consummation of the transactions contemplated hereby;

(b) to effect all necessary registrations and filings; and (c) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of the leases or contracts to be assumed by the Buyer hereunder, the Seller or the affiliate which is a party to such lease or contract will take all reasonable and necessary steps to obtain such consent on terms and conditions not materially less favorable than as in effect on the date hereof; provided, however, that with respect to any consent listed on
Schedule 5.2.2 the Seller or such affiliate shall not in connection with obtaining such consent agree to any amendment to the underlying contract or lease without the prior written consent of the Buyer. The Seller or such affiliate and the Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents.

          4.4. Notification. The Seller shall notify the Buyer and keep it advised as to (a) any litigation or administrative proceeding pending and known to the Seller or, to the best of the Seller's knowledge, threatened against the Seller which challenges the transactions contemplated hereby; (b) any material damage or destruction of any of the Assets; and (c) any material adverse change in the results of operations or business of the Division.

          4.5. No Inconsistent Action. Subject to Sections 7.1 and 7.2, the Seller and the Buyer shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

          4.6. Financing Commitments. The Buyer will use its commercially reasonable efforts to expeditiously obtain debt or equity financing to allow the Buyer to consummate the transactions contemplated by this Agreement by February 29, 1996.

5.   Conditions Precedent

          5.1.  Conditions Precedent to Obligations of the Buyer.
The obligations of the Buyer under this Agreement are subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing Date of each of the following conditions:

          5.1.1. No Injunction, etc. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

          5.1.2. Opinions of Counsel. The Buyer shall have received a favorable opinion of each of (i) the General Counsel of the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D, and (ii) LeBoeuf, Lamb, Greene & MacRae, L.L.P., special counsel to the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E. In giving its opinion, each such counsel shall be entitled to rely in good faith upon certificates of officers of the Seller and third parties with respect to factual matters and upon opinions of other counsel reasonably satisfactory in form and substance to the Buyer, and its counsel, provided that copies of any such opinions of other counsel are furnished with the opinion of counsel required by this Section 5.1.2 which relies on such opinions.

          5.1.3. Consents and Approvals. The authorizations, consents, approvals, filings and registrations listed on
Schedule 5.1.3 hereof required to be obtained or made by the Seller prior to the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect as of the Closing Date.

          5.1.4.  Accuracy of Representations and Warranties.
All representations and warranties of the Seller contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

          5.1.5. Performance of Agreements. The Seller shall have performed, or shall have caused its respective affiliates to perform, all obligations and agreements, and shall have complied with, or shall have caused its respective affiliates to comply with, all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

          5.1.6. Officer's Certificate. The Buyer shall have received a certificate, dated the Closing Date, of a Vice
President of the Seller to the effect that the conditions specified in paragraphs 5.1.4 and 5.1.5 above have been fulfilled.

          5.1.7. Actions and Proceedings. All corporate actions, proceedings, instruments and documents of the Seller and its affiliates required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested, including assignments and bills of sale with respect to the Assets.

          5.1.8. Lease and Lease Assignment. The Seller will have entered into an Amended and Restated Lease (the "Lease") with CAFIG Inc., an affiliate of the Seller ("CAFIG"), in substantially the form attached hereto as Exhibit F, with respect to the Division's facilities located in Anaheim, California, and the Buyer will have entered into a related Assignment and Assumption of Amended and Restated Lease (the "Lease Assignment") with CAFIG and the Seller, in substantially the form attached hereto as Exhibit G.

          5.1.9. Patents. The Buyer will have received from the Seller a duly executed Assignment of Patents, substantially in the form attached hereto as Exhibit H.

          5.1.10. Trademarks. The Buyer will have received from the Seller a duly executed Assignment of Trademarks, substantially in the form attached hereto as Exhibit I. The Buyer will have received from Figgie Licensing Corporation, an affiliate of the Seller ("FLC"), a duly executed Assignment of Trademarks, substantially in the form attached hereto as Exhibit J.

          5.1.11. License Agreement. The Buyer and FLC will have entered into a license agreement (the "License Agreement"), in substantially the form attached hereto as Exhibit K.

          5.1.12. Compliance Letters. The Seller shall have received an executed letter from each of Vantronics, Triad Safety Systems, Inc., and Masterguard Corporation concerning its compliance with the order, dated April 11, 1986, issued by the Federal Trade Commission to the Seller relating to the sale by the Division of certain heat detectors.

          5.2. Conditions Precedent to the Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the satisfaction (or waiver by the Seller) at or prior to the Closing Date of each of the following conditions:

          5.2.1. No Injunction, etc. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

          5.2.2. Opinion of Counsel. The Seller shall have received a favorable opinion of each of (i) Hughes & Luce, L.L.P., counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit L, and
(ii) Weinstein, Boldt, Racine & Halfhide, California counsel to the Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit M. In giving its opinion, each such counsel shall be entitled to rely in good faith upon certificates of officers of the Buyer and third parties with respect to factual matters and upon opinions of other counsel reasonably satisfactory in form and substance to the Seller, and its counsel, provided that copies of any such opinions of other counsel are furnished with the opinion of counsel required by this Section 5.2.2 which relies on such opinions.

          5.2.3. Consents and Approvals. The authorizations, consents, approvals, filings and registrations listed on
Schedule 5.2.3 hereof required to be obtained or made by the Buyer prior to the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect as of the Closing Date.

          5.2.4.  Accuracy of Representations and Warranties.
All representations and warranties of the Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

          5.2.5. Performance of Agreements. The Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

          5.2.6. Officer's Certificate. The Seller shall have received a certificate, dated the Closing Date, of the President or a Vice President of the Buyer to the effect that the conditions specified in paragraphs 5.2.4 and 5.2.5 above have been fulfilled.

          5.2.7. Assumption Agreements. The Buyer shall have executed and delivered to the Seller the Assumption Agreement and the Scheduled Liabilities Assumption Agreement.

          5.2.8. Actions and Proceedings. All corporate actions, proceedings, instruments and documents of the Buyer required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the

Seller, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

          5.2.9. License Agreement. The Buyer and FLC will have entered into the License Agreement.

6. Employee Relations and Benefits. (a) As of the Closing Date, no event has occurred and no condition exists that would subject Seller to any tax under Section 4980B of the Code.
Seller shall indemnify Buyer for any failure by Seller to (i) provide required notice under Section 4980B of the Code or COBRA to any Active Employee who is not hired by Buyer, or (ii) provide, under Section 4980B of the Code or COBRA, coverage under a health plan adopted by Seller to any Active Employee who is not hired by Buyer. "COBRA" means the Consolidate Omnibus Reconciliation Act of 1985, as amended.

          (b) The Buyer agrees to provide medical coverage to Active Employees hired by the Buyer which is substantially similar to the coverage Seller maintained on the day before the Closing Date. Buyer may satisfy this requirement by adopting the medical plan of Seller currently offered to such Active Employees (the "Medical Plan"), if authorized by the Medical Plan provider or insurer; however, in no event shall Buyer's adoption of Seller's Medical Plan exceed 90 days following the Closing Date. Buyer shall pay to Seller all premiums, costs, and expenses of the Medical Plan for such coverage. Buyer shall provide continuation coverage required by Section 4980B of the Code with respect to all the Buyer's employees including Active Employees hired by the Buyer. After the expiration of said 90 day period, Buyer agrees to provide Active Employees with medical coverage which is substantially similar to the coverage provided to them on the day prior to the Closing Date. The Buyer agrees to take no action which would adversely effect the Medical Plan or Seller or its tax status.

          (c) Except as set forth on Schedule 1.6, Buyer shall not be liable for, and Seller shall indemnify and hold Buyer harmless from, any severance payments, wages, benefits, taxes, unpaid sick and holiday pay, monies or damages asserted against Buyer by any Active Employees who do not accept employment with Buyer.

7.   Termination

          7.1. General. This Agreement may be terminated and the transactions contemplated herein may be abandoned (a) by mutual consent of the Buyer and the Seller or (b) by any party by notice to the other party in the event that the Closing Date shall not have occurred on or before February 29, 1996; provided, however, that the right to terminate this Agreement under clause

(b) above shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          7.2. No Liabilities in Event of Termination. In the event of any termination of the Agreement as provided in
Section 7.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Buyer, the Seller or their respective officers or directors, except that the obligations of the Buyer under Section 4.1 of this Agreement shall remain in full force and effect, and except that termination shall not preclude any party from suing the other party for breach of this Agreement.

8.   Transactions Subsequent to Closing

          8.1. Access to Books and Records. (a) For a period of ten (10) years following the Closing Date, the Buyer shall afford, and will cause its affiliates to afford, to the Seller and any affiliates of the Seller, its counsel and its accountants, during normal business hours or as otherwise agreed by the Buyer and the Seller, reasonable access to the books, records and other data of the Division with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by the Seller or any affiliate of the Seller to facilitate (i) the preparation by the Seller or such affiliate of such tax returns as it may be required to file with respect to the operations of the Division or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against the Seller or such affiliate in connection with the Division,
(iii) the payment of any amount pursuant to Section 9.4 or in connection with any liabilities or obligations which have not been assumed by the Buyer under this Agreement, (iv) the preparation of the Final Balance Sheet, and (v) the closing of the books and accounts of the Division with respect to periods prior to the Closing Date. The Buyer will not, and will cause its affiliates to not, dispose of, alter or destroy any such books, records and other data without giving thirty (30) days' prior notice to the Seller to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence. The Buyer will provide or make available to the Seller access to, and assistance from, any employees of the Buyer whose assistance is reasonably required in connection with the purposes described in the first sentence of subsection (a) of this Section 8.1.

          (b) For a period of ten (10) years following the Closing Date, the Seller shall afford, and will cause its affiliates to afford, to the Buyer, its counsel and its accountants, during normal business hours or as otherwise agreed by the Buyer and the Seller, reasonable access to the books, records and other data of the Seller and its affiliates with respect to the period prior to the Closing Date to the extent that such access may be reasonably required by the Buyer or any affiliate of the Buyer to facilitate (i) the preparation by the Buyer or such affiliate of such tax returns as it may be required to file with respect to the operations of the Division or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against the Buyer or such affiliate in connection with the Division and (iii) the payment of any amount pursuant to Section 9.4 or in connection with any liabilities or obligations which have not been assumed by the Buyer under this Agreement. The Seller will not, and will cause its affiliates to not, dispose of, alter or destroy any such books, records and other data without giving thirty (30) days' prior notice to the Buyer to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence. The Seller will provide or make available to the Buyer access to, and assistance from, any employee of the Seller whose assistance is required in connection with the purposes described in the first sentence of subsection (b) of this Section 8.1.

          8.2. Settlement of Litigations. The Seller hereby agrees that it will not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld), enter into any compromise or settlement with respect to those legal proceedings identified in Item 2 and Item 3 of Schedule 3.1.7 (each, a "Retained Litigation") which would adversely affect the business of the Division as conducted in Canada on the Closing Date. If at any time subsequent to the Closing Date, the Seller decides to no longer pursue either Retained Litigation, the Seller shall notify the Buyer of such decision and shall, upon the written request of the Buyer, assign to the Buyer the Seller's cause of action with respect to such Retained Litigation. If the Seller assigns to the Buyer its cause of action relating to either Retained Litigation, the parties hereto agree that the aggregate amount (less the amount of any reasonable costs and expenses incurred by the Buyer in connection with such Retained Litigation) received by the Buyer in connection with the final determination of such Retained Litigation (whether as a result of settlement, compromise or an award of the court of competent jurisdiction) shall be shared equally by the Buyer and the Seller.

          8.3. Further Agreements. The Seller authorizes and empowers the Buyer on and after the Closing Date to receive and open all mail received by the Buyer relating to the Business or the Assets and to deal with the contents of such communications in any proper manner. The Seller shall promptly deliver to the Buyer any mail or other communication received by it after the

Closing Date pertaining to the Business or the Assets and any cash, checks or other instruments of payment to which the Buyer is entitled. The Buyer shall promptly deliver to the Seller any mail or other communication received by it after the Closing Date pertaining to the assets described in Section 1.2 hereof, and any cash, checks or other instruments of payment in respect of such assets.

          8.4. Confidentiality. After the Closing, the Seller will hold and keep confidential and will not disclose or use, and will cause its affiliates to hold and keep confidential and not disclose or use, (a) any information provided to the Seller or any of its affiliates or any of their representatives by or on behalf of the Buyer or any of its affiliates in connection with the transactions contemplated hereby and (b) any information regarding the Assets or the Business; provided, however, that this Section 8.4 shall not apply to (i) information which is publicly available at the time of disclosure (through no act of the Seller or any of its affiliates), (ii) information which is disclosed to the Seller or any of its affiliates by a third party which did not disclose it in violation of a duty of confidentiality, (iii) use of information to perform the Seller's obligations hereunder or (iv) disclosures which are required to be made by the Seller or any of its affiliates under legal process by subpoena or other court order or other applicable laws or regulations, or which are requested by the Buyer or any of its affiliates.

9.   Miscellaneous

          9.1. Public Announcements. Prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either party without the prior consent of the other party, unless in the opinion of counsel to such party such release or announcement is required by law.

          9.2. Expenses. Subject to Section 9.3, whether or not the transactions contemplated by this Agreement are completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' fees and accountants' fees.

          9.3. Transfer Taxes and Recording Expenses; Title Policy and Survey Costs. (a) The Buyer and the Seller shall share equally in the payment of all sales, motor vehicle or similar transfer taxes and recording expenses, if any, required to be paid in connection with the transfer of the Assets (including any interest charge or penalty with respect thereto).

          (b) The Buyer and the Seller shall share equally in the payment of all costs and expenses incurred in connection with the preparation by McLean & Schultz of the ALTA Survey related to the Plant (the "Survey").

          (c) The Buyer and the Seller shall share equally in the payment of the cost of obtaining with respect to the Plant a leasehold owner's policy (excluding the cost of any lender's policy related thereto) to be issued to the Seller and the Buyer, as their interests appear, with a maximum policy limit of $2,500,000 (the "Title Policy").


          9.4. Indemnification. (a) Subject to subsection (d) of this Section 9.4 and to Section 2.3, the Seller agrees to indemnify and hold the Buyer harmless against and in respect of
(i) all obligations and liabilities of the Seller (including the obligation to pay any fee to Smith Barney Inc. in connection with the transactions contemplated by this Agreement) and its affiliates, whether accrued, absolute, fixed, contingent or otherwise, not expressly assumed by the Buyer pursuant to the Assumption Agreement; (ii) any loss, liability or damage incurred or sustained by the Buyer as a result of any breach by the Seller of any of its representations and warranties contained herein;
(iii) any loss, liability or damage incurred or sustained by the Buyer as a result of any breach by the Seller of any of its covenants and agreements contained herein; (iv) liabilities for sales, use and income taxes arising at any time out of sales made by the Seller prior to the Closing Date (including the Seller's portion of any transfer taxes and recording expenses described in
Section 9.3(a) of this Agreement); (v) liabilities for the Seller's portion of any costs and expenses related to the preparation of the Survey or obtaining the Title Policy as described in Sections 9.3(b) and (c) of this Agreement; (vi) any violation of any Environmental Law applicable to the Division or the Business on or prior to the Closing Date; and (vii) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 9.4(a). The Buyer will not be entitled to recovery for any matter indemnified against in Section 9.4(a)(ii) unless and until the aggregate amount of claims which may be asserted pursuant to such
Section 9.4(a)(ii) for indemnified losses exceeds $500,000, and then only for that portion of such aggregate amount which exceeds $250,000.

          (b) Notwithstanding any other provision of this Agreement, the Seller shall not have any obligation to indemnify the Buyer under this Section 9.4(a) for any loss, liability or damage (including, without limitation, any loss, liability or damage for loss of profits) with respect to (A) Item (a) of
Schedule 3.1.7 or (B) Item 1 of Schedule 3.1.13, except for (1) with respect to Item 7(a) of Schedule 3.1.7, any loss, liability or damage (excluding any loss, liability or damage for loss of profits) in respect of any violation of any law which relates to the period prior to the Closing Date or (2) with respect to
Item 1 of Schedule 3.1.13, any loss, liability or damage which exceeds $120,000 (excluding any loss, liability or damage for loss of profits) associated with a retrofit or recall required by a Japanese governmental authority relating to vacuum cleaners sold by the Seller prior to the Closing Date or in respect of any violation of any law which relates to the period prior to the Closing Date.

          (c) Subject to Subsection (e) of this Section 9.4, the Buyer agrees to indemnify and hold the Seller and its affiliates harmless against and in respect of (i) all obligations and liabilities of the Seller and its affiliates expressly assumed by the Buyer pursuant to the Assumption Agreement or pursuant to
Section 2.3; (ii) any loss, liability or damage incurred or sustained by the Seller or its affiliates as a result of any breach by the Buyer of any of its representations and warranties contained herein; (iii) any loss, liability or damage incurred or sustained by the Seller or any of its affiliates as a result of any breach by the Buyer of any of its covenants and agreements contained herein; (iv) any liabilities or obligations accruing after the Closing that relate to the operation of the Business after the Closing Date; (v) liabilities for the Buyer's portion of transfer taxes and recording expenses as described in
Section 9.3(a) of this Agreement; (vi) liabilities for the Buyer's portion of any costs and expenses related to the preparation of the Survey or obtaining the Title Policy as described in Sections 9.3(b) and (c) of this Agreement; (vii) any fee payable to Robert Finch & Associates in connection with the transactions contemplated by this Agreement; (viii) any amount payable to the Seller pursuant to Section 8.2; and (ix) all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the Seller or its affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this
Section 9.4(b).

          (d) Promptly after receipt by an indemnified party under this Section 9.4 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this
Section 9.4, notify the indemnifying party in writing of the claim or the commencement of that action, provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party otherwise than under this Section 9.4. If any such claim shall be brought against an indemnified party, and it shall notify the indemnifying party thereof (including, without limitation, any claim against the Buyer relating to Item 7(a) of Schedule 3.1.7 and Item 1 of Schedule 3.1.13), the indemnifying party shall be entitled to participate therein, and to assume the defense thereof with counsel satisfactory to the indemnified party, and to settle and compromise any such claim or action; provided, however, that if the indemnified party has elected to be represented by separate counsel pursuant to the proviso in the following sentence, such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this
Section 9.4 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ counsel to represent it if, in the indemnified party's reasonable judgment, it is advisable for the indemnified party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the indemnified party. The Buyer and the Seller each agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding.

          (e) Notwithstanding any other provision of this Agreement, the indemnification obligations of each of the Seller under Section 9.4(a) and the Buyer under Section 9.4(b) shall not exceed an amount equal to the Cash Consideration less the Scheduled Liabilities Amount.

          (f) The indemnities provided in this Agreement shall survive the Closing. The indemnity provided in this Section 9.4 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by paragraphs (a) and (b) above.

          (g) The Buyer shall take such actions as may be requested by the Seller to mitigate the damages relating to such matter for which the Seller is liable pursuant to Section 9.4(a) to the extent such actions are reasonably acceptable to the Buyer and are not detrimental to the Business (which determination shall be made by the Buyer); provided, however, that the aggregate costs and expenses of any such actions shall be borne solely by the Seller; provided, further, however, that in the event the Buyer does not take an action requested by the Seller with respect to a matter for which the Seller is liable pursuant to Section 9.4(a), the Seller shall not be liable to the Buyer for any punitive damages assessed by a court of competent jurisdiction relating to the period after the date of the Seller's request for such action if the failure by the Buyer to take such action resulted in such punitive damages. Notwithstanding the provisions of this subsection (f) of Section 9.4, the Seller does not waive any rights or remedies it may have under statute or common law in connection with mitigation of damages.

          9.5.  Limitation on Competition.  For a period of four
(4) years after the Closing, neither the Seller nor any affiliate of the Seller will on its own behalf or on behalf of any other person or entity:

          (a) engage in the design, manufacture or distribution of vacuum cleaners, steam cleaning systems, heat detectors or die cast aluminum products (collectively, the "Restricted Businesses") in the United States of America, Canada, Europe or Asia (the "Territory");

          (b) own or have a proprietary interest of any nature in, any person or entity engaged in any of the Restricted Businesses, provided that the foregoing shall not apply to any investment by the Seller or any affiliate of the Seller in any class of securities of any corporation engaged in any of the Restricted Businesses if such investment constitutes less than 5% of the outstanding securities in such class;

          (c) influence or attempt to influence any customer or potential customer of the Buyer to purchase goods or services related to the Restricted Businesses from any person or entity other than the Buyer; or

          (d) employ or attempt to employ or solicit for any employment competitive with the Buyer, any of the Buyer's employees who were employees of Seller prior to the Closing, or influence or seek to influence any employee to leave the Buyer's employment.

          9.6. Installation of Telephone System. Within 180 days after the Closing Date, the Buyer shall have purchased and installed at the Division a stand alone telephone system (the "Phone System"). The Seller agrees to reimburse the Buyer for any costs and expenses the Buyer actually incurs in connection with the purchase and installation of the Phone System, provided, that in no event shall the Seller be liable for any costs and expenses related to such purchase and installation which, in the aggregate, exceed $22,916. Prior to the date on which the installation of the Phone System is completed, the Seller agrees to allow the Buyer and the Division to continue to use the telephone system currently utilized by the Division in connection with the Business, and the Buyer agrees to reimburse the Seller and any of its affiliates for any costs and expenses related to the Buyer's or the Division's use of such telephone system during such period.

          9.7. Law/Crandall, Inc. Reference is made to the letter agreement, dated February 6, 1996, by and between Law/Crandall, Inc. ("Law/Crandall") and Figgie Properties, Inc., an affiliate of the Seller, with respect to the proposed removal of certain contaminated soils located at the die cast
manufacturing building located at the Plant.   The Seller hereby
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
agrees to pay all costs and expenses related to the removal of such contaminated soils by Law/Crandall. To facilitate the removal of such contaminated soils, the Buyer agrees to afford to Law/Crandall and the Seller reasonable access to the Plant during normal business hours.

          9.8. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, delivered by an overnight courier service such as Federal Express or mailed, first class mail, postage prepaid, return receipt requested, as follows:

          (a)  If to the Seller:

               Figgie International Inc.
               4420 Sherwin Road
               Willoughby, Ohio  44094
               Facsimile:  (216) 953-2898
               Attention:  Robert Vilsack, Esq.

               with a copy to:

               LeBoeuf, Lamb, Greene & MacRae, L.L.P.
               125 West 55th Street
               New York, New York  10019-5380
               Facsimile:  (212) 424-8500
               Attention:  Michael Groll, Esq.

          (b)  If to the Buyer:

               Primus Holdings, L.P.
               3811 Turtle Creek Boulevard
               Suite 1300
               Dallas, Texas  75219
               Facsimile:  (214) 528-9929
               Attention:  Joseph P. Urso

               with a copy to:

               Hughes & Luce, L.L.P.
               1717 Main Street
               Suite 2800
               Dallas, Texas  75201
               Facsimile:  (214) 939-5849
               Attention:  William A. McCormack, Esq.

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal or courier delivery or on the third business day after the mailing thereof. In the event
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
actual delivery is prevented because the addressee has moved and not provided the other party hereto with a new address or because the addressee refuses delivery, delivery shall be deemed made on the date of attempted delivery (provided the sending party retains evidence of such attempted delivery).

          9.9. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

          9.10. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.11.  Bulk Sales Law.  Each of the Buyer and the
Seller agrees to waive compliance by the other with the provision of the bulk sales law of California.

          9.12. Assignability. This Agreement shall not be assignable by the Seller without the prior written consent of the Buyer or by the Buyer without the prior written consent of the Seller.

          9.13. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          9.14. Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          9.15.  Severability.  If any provision of this
Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other
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
provisions of this Agreement shall not be affected and shall remain in full force and effect.

          9.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          9.17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to conflicts of laws principles thereof.

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
          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                         FIGGIE INTERNATIONAL INC.


                         By: \s\ Steven L. Siemborski
                            Name:  Steven L. Siemborski
                            Title: Senior Vice President and
                                   Chief Financial Officer


                         PRIMUS HOLDINGS, CORP., in its capacity
                         as the general partner of Primus
                         Holdings, L.P.


                         By: \s\ Joseph P. Urso
                            Name:  Joseph P. Urso
                            Title: President
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